Exhibit 99.1

KLDiscovery Inc. Signs New Credit Agreement to Refinance Existing Debt Obligations

With Increased Capacity and Reduced Principal Amortization, Lowering Annual Debt Payments from $17 million to $3 million

McLEAN, Va.— February 8, 2021 — KLDiscovery Inc. (“KLDiscovery”), a leading global provider of electronic discovery, information governance and data recovery services, today announced that certain of its subsidiaries (such subsidiaries, collectively, the “Loan Parties”) have entered into a new secured credit agreement, dated February 8, 2021 (the “New Credit Agreement”), with Wilmington Trust, National Association and certain lenders which increases KLDiscovery’s loan capacity, lowers annual debt payments from $17 million to $3 million and terminates all lending commitments under its prior First Lien Credit Agreement, dated December 9, 2016, with Royal Bank of Canada (the “Prior Credit Agreement”).

The New Credit Agreement provides for (i) initial term loans in an aggregate principal amount of $300 million (the “Initial Term Loans”), (ii) delayed draw term loans in an aggregate principal amount of $50 million (the “Delayed Draw Term Loans”) and (iii) revolving credit loans in an aggregate principal amount of $40 million (the “Revolving Credit Loans”). The Revolving Credit Loans represent an increase of $10 million over the prior revolving credit loans they replace.

The Initial Term Loans and Delayed Draw Term Loans will bear interest at the Adjusted Eurocurrency Rate plus 6.50% per annum, or with respect to Base Rate Loans, the Base Rate plus 5.50% per annum. The Revolving Credit Loans will bear interest at the Adjusted Eurocurrency Rate plus 4.00% per annum, or with respect to Base Rate Loans, the Base Rate plus 3.00% per annum. Rates are at the discretion of the Loan Parties. The Initial Term Loans and Delayed Draw Term Loans amortize at a rate of 1.00% of the aggregate principal amount of Initial Term Loans and Delayed Draw Term Loans outstanding, payable quarterly. This amortization rate is a significant improvement from the Prior Credit Agreement, decreasing from 5.00% in the Prior Credit Agreement to 1.00% pursuant to the New Credit Agreement.

The Revolving Credit Loans, Initial Term Loans and Delayed Draw Term Loans are each scheduled to mature on the earlier of February 8, 2026 and six months prior to maturity of KLDiscovery’s convertible debentures due 2024.

“We are pleased we are able to refinance our former debt with more favorable terms and financial covenants as we continue to strengthen KLDiscovery for the long-term” said Christopher Weiler, Chief Executive Officer of KLDiscovery. “Lowering our annual debt payments significantly improves our annual cash flow.”

About KLDiscovery

KLDiscovery provides technology-enabled services and software to help law firms, corporations, government agencies and consumers solve complex data challenges. The company has 32 locations, nine data centers and 18 data recovery labs across 18 countries and is a global leader in delivering best-in-class eDiscovery, information governance and data recovery solutions to support the litigation, regulatory compliance, internal investigation and data recovery and management needs of our clients. Serving clients for over 30 years, KLDiscovery offers data collection and forensic investigation, early case assessment, electronic discovery and data processing, application software and data hosting for web-based document reviews, and managed document review services. In addition, through its global Ontrack Data Recovery business, KLDiscovery delivers world-class data recovery, email extraction and restoration, data destruction and tape management. KLDiscovery has been recognized as one of the fastest growing companies in North America by both Inc. Magazine (Inc. 5000) and Deloitte (Deloitte's Technology Fast 500) and CEO Chris Weiler was recognized as a 2014 Ernst & Young Entrepreneur of the Year™. Additionally, KLDiscovery is a Relativity Certified Partner and maintains ISO/IEC 27001 Certified data centers around the world. For more information, please email info@kldiscovery.com or visit www.kldiscovery.com.

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical facts, including, without limitation, statements regarding KLDiscovery’s future financial and business performance, attractiveness of KLDiscovery’s product offerings and platform and the value proposition of KLDiscovery’s products, are forward-looking statements. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside KLDiscovery’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the ongoing impact of COVID-19, KLDiscovery’s ability to execute on its plans to develop and market new products and the timing of these development programs; KLDiscovery’s estimates of the size of the markets for its solutions; the rate and degree of market acceptance of KLDiscovery’s solutions; the success of other competing technologies that may become available; KLDiscovery’s ability to identify and integrate acquisitions; the performance and security of KLDiscovery’s services; potential litigation involving KLDiscovery; general economic conditions and cyclical nature of certain markets impacting demand for KLDiscovery’s services; KLDiscovery’s substantial levels of indebtedness; changes in complex laws and regulations in the U.S. and internationally; and volatility in the trading price of KLDiscovery common stock and warrants. These risks and other factors discussed in the “Risk Factors” section of KLDiscovery’s Annual Report on Form 10-K filed with the Securities Exchange Commission (“SEC”) and any other reports KLDiscovery files with the SEC could cause actual results to differ materially from those expressed or implied by forward-looking statements made by KLDiscovery or on our behalf. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. All statements speak only as of the date made, and unless legally required, KLDiscovery undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:
Krystina Jones
888-811-3789
krystina.jones@kldiscovery.com

Investor Contact:

Richard Simonelli

202-450-9516

richard.simonelli@kldiscovery.com